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                                                                    EXHIBIT 99-j









                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 12, 2001, relating to the financial statements and financial highlights which appears in the January 31, 2001 Annual Report to the Board of Trustees and Shareholders of Lend Lease U.S. Real Estate Securities Fund and Lend Lease European Real Estate Securities Fund (constituting the Lend Lease Real Estate Securities Funds, Inc., hereafter referred to as the "Funds"), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Investment Management and Other Services" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
San Francisco, California
May 31, 2001